Exhibit 99.1

NEWS RELEASE

ICF International Reports Fourth Quarter and

Year End 2007 Results

FOR IMMEDIATE RELEASE

Contacts:

Polly Shannon, ICF International, 1.703.934.3144

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

FAIRFAX, Va. (March 11, 2008)—ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported revenue and earnings growth for the fourth quarter and year ended December 31, 2007.

Fourth Quarter Results and Highlights

For the fourth quarter, revenue was $186.4 million substantially above the $113.9 million reported for last year’s fourth quarter. Revenue from The Road Home contract that was awarded to ICF in June 2006 was $108.8 million in the 2007 fourth quarter compared to $60.5 million in the fourth quarter 2006.

Earnings from operations increased 16 percent to $17.4 million, from the $15.0 million reported for the 2006 fourth quarter. Net income was $9.6 million, or $0.64 per diluted share, which included a pre-tax charge of $700,000, or $0.03 per diluted share, related to due diligence costs for a potential transaction that was terminated shortly before anticipated closing. Also included in 2007 fourth quarter net income was non-cash stock compensation expense of $1.5 million, as required by FAS 123(R). The weighted average number of shares outstanding for the fourth quarter of 2007 was approximately 15.1 million compared to approximately 14.2 million for the fourth quarter of 2006.

For the 2006 fourth quarter, the company reported net income of $9.2 million, or $0.65 per diluted share, which included non-cash stock compensation of $0.5 million. The company’s fourth quarter 2007 results include 28 days of operating results from Simat, Heilliesen & Eichner, Inc. (SH&E), which ICF acquired on December 3 for approximately $51 million.

Commenting on fourth quarter 2007 results, ICF Chairman and Chief Executive Officer Sudhakar Kesavan said, “We achieved a 45.4 percent year-over-year increase in our core advisory and implementation business, exclusive of The Road Home contract, driven by strong growth across all of our markets, led by energy, climate change, and environment. Our historical core business, without acquisitions or The Road Home, grew at 20.8 percent compared to the fourth quarter a year ago. At the same time, we continued to effectively execute The Road Home contract at an accelerated pace, meeting program requirements for 90,000 closings by the end of 2007.”

Commenting further on the SH&E acquisition, Mr. Kesavan said, “This acquisition has broadened our commercial business and given us unparalleled capabilities and resources on transportation, infrastructure, and environmental issues. We are now a leader in advising airlines, airports, industry suppliers, and financial institutions on climate change strategies, including addressing and mitigating greenhouse gas emissions. We also will be able to leverage SH&E’s intellectual property to win more work at federal agencies such as FAA and TSA.”

Full Year 2007 Results

For the year, revenue was $727.1 million, compared to $331.3 million reported for last year. Earnings from operations were $70.5 million, compared to $22.9 million reported for 2006. Net income was $40.6 million, or $2.72 per diluted share, compared to $11.9 million, or $1.10 per diluted share for 2006. The weighted average number of shares outstanding in 2007 was approximately 14.9 million compared to approximately 10.8 million in 2006.

Full year 2007 organic growth in the core business without acquisitions or Road Home was 10.5 percent.

Revenue from The Road Home contract was $459.4 million for 2007 compared to $116.0 million for 2006.

Backlog and New Business Awards

Backlog, excluding The Road Home contract and SH&E, was $485.8 million at the end of 2007, up 46.4 percent from fourth quarter 2006 backlog of $331.8 million. The company’s total backlog was $822.4 million at year-end 2007, of which 63.5 percent was funded.

The total value of contracts awarded in the fourth quarter of 2007 was $230 million.

Key contracts won in the fourth quarter included:

•

Housing Recovery and Grant Support Services: The contract ceiling to the Housing Program Management Services Contract in Louisiana was funded with an additional $156 million to cover the increased program management costs. The increase was a result of the program incurring approximately 50 percent more applications than originally budgeted. Costs such as title searches, home evaluations, and appraisals are a function of the number of qualified applicants.

•

Clean Energy: ICF won a five-year indefinite delivery/indefinite quantity award valued up to $23.3 million with the U.S. Environmental Protection Agency to support its Energy Supply and Industry Branch. Under the contract, ICF provides clean energy technology and emissions reduction expertise and technical and administrative support.

•

Child Care Program Support: ICF received a new $4.8 million award from the U.S. Department of Health and Human Services to support the development and implementation of its National Child Care Toll-Free Hotline and accompanying Web site.

•

Administration for Children and Families: ICF won six new contracts, with a combined value of $10.5 million, from the Administration for Children and Families at the U.S. Department of Health and Human Services. Under these contracts, ICF is providing technical and evaluation services to support the Temporary Assistance for Needy Families and other community service programs.

Recent Developments

On February 14, 2008, ICF completed the acquisition of Jones & Stokes Associates, Inc., an integrated planning and resource management firm specializing in the transportation, energy, water, and natural resource management sectors for approximately $50 million. Based on the closing date, ICF expects to record approximately $65 million in revenues from this acquisition in 2008.

“ICF Jones & Stokes expands our implementation capabilities, deepens our environmental planning and natural resource management expertise, and brings established client relationships that provide important cross-selling opportunities,” Kesavan said.

On February 21, 2008, ICF announced that it had expanded its senior credit facility to a potential $350 million to fund working capital growth needs and the company’s strategic acquisition plans.

Summary and Outlook

“In 2007, ICF made significant progress on all elements of our strategic growth plans,” Kesavan added. “We were awarded contracts with a total value of approximately $560 million. We leveraged our advisory work into larger implementation projects. We completed strategic acquisitions that have added new capabilities and clients. And we significantly increased our core business backlog and pipeline to fuel future growth.”

“ICF’s domain expertise across critical domestic public policy issues is leading to strong demand for our advisory and implementation services,” he continued. “Therefore, we expect to achieve solid operating and financial performance in 2008, despite the anticipated decline in revenue contributions from The Road Home contract, which should be completed in mid-2009. In addition, the acquisition pipeline remains robust.”

Based on currently available information, the company expects its existing portfolio of business to generate revenues of $690 million to $720 million for full year 2008 and produce EBITDA1 margins within the range of 9 percent to 10 percent. This would equate to earnings per diluted share of $1.85 to $2.10, based upon approximately 15.4 million weighted average shares outstanding.

For the first quarter of 2008, the company expects revenues to range between $175 and $180 million, EBITDA1 margins of approximately 9.5 percent, and earnings per diluted share to range from $0.48 to $0.52, based upon approximately 15.2 million weighted average shares outstanding.

Non-cash stock compensation is anticipated to be approximately $7.0 million for full year 2008, expensed equally in each quarter of the year. Depreciation and amortization, which includes the amortization of purchased intangibles, is expected to be approximately $12 million for 2008.

About ICF International

ICF International (NASDAQ: ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, climate change, environment, transportation, social programs, health, defense, and emergency management markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,000 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

[1]	EBITDA is a Non-GAAP measurement, which adds depreciation and amortization expense to operating income to derive EBITDA.

Caution Concerning Forward-looking Statements

This document may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995—that is, statements related to future—not past—events, plans, and prospects. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “guidance,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information, and are subject to factors that could cause actual results to differ materially from those anticipated. For ICF, particular uncertainties that could adversely or positively affect the Company’s future results include but are not limited to: risks related to the government contracting industry, including the timely approval of government budgets, changes in client spending priorities, and the results of government audits and investigations; risks related to our business, including our dependence on contracts with U.S. Federal Government agencies and departments and the State of Louisiana; continued good relations with these and other customers; success in competitive bidding on recompete and new contracts; performance by ICF and its subcontractors under our contract with the State of Louisiana, Office of Community Development, including but not limited to the risks of failure to achieve certain levels of program activities, termination, or material modification of the contract, and political uncertainties relating to The Road Home program; uncertainties as to whether revenues corresponding to the Company’s contract backlog will actually be received; the future of the energy sector of the global economy; our ability to attract and retain management and staff; strategic actions, including attempts to expand our service offerings and client base, the ability to make acquisitions, and the performance and future integration of acquired businesses; risks associated with operations outside the United States, including but not limited to international, regional, and national economic conditions, including the effects of terrorist activities, war, and currency fluctuations; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause ICF’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. ICF does not undertake to update its forward-looking statements.

ICF International, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended		CYE
	Dec. 31 2007	Dec. 31 2006	Dec. 31 2007	Dec. 31 2006
	Unaudited	Unaudited	Unaudited
Gross Revenue	$186,423	$113,885	$727,120	$331,279

Direct Costs	133,893	78,072	532,153	217,747
Indirect and selling expenses	33,021	19,896	118,128	87,056
Depreciation and amortization	2,096	921	6,316	3,536

Earnings from Operations	17,413	14,996	70,523	22,940

Other (Expense) Income
Interest expense	(552)	116	(1,944)	(3,229)
Other	29	77	519	366

Total Other Expense	(523)	193	(1,425)	(2,863)

Income before income taxes	16,890	15,189	69,098	20,077

Income Tax Expense	7,270	5,983	28,542	8,210

Net Income	9,620	9,206	40,556	11,867

Earnings per Share–Basic	$0.67	$0.68	$2.87	$1.15
Earnings per Share–Diluted	$0.64	$0.65	$2.72	$1.10

Weighted-avg Shares O/S–Basic	14,423	13,527	14,152	10,321
Weighted-avg Shares O/S–Diluted	15,139	14,179	14,896	10,796

ICF International, Inc.

Consolidated Statements of Operations

As a percentage of Revenues, except the tax provision

	Three months ended		CYE
	Dec. 31 2007	Dec. 31 2006	Dec. 31 2007	Dec. 31 2006
	Unaudited	Unaudited	Unaudited
Gross Revenue	100.0%	100.0%	100.0%	100.0%

Direct Costs	71.8%	68.6%	73.2%	65.7%
Indirect and selling expenses	17.7%	17.5%	16.2%	26.3%
Depreciation and amortization	1.1%	0.8%	0.8%	1.0%

Earnings from Operations	9.3%	13.2%	9.8%	7.0%

Other (Expense) Income
Interest expense	-0.3%	0.1%	-0.3%	-1.1%
Other	0.0%	0.1%	0.1%	0.2%

Total Other Expense	-0.3%	0.2%	-0.2%	-0.9%

Income before income taxes	9.1%	13.4%	9.6%	6.1%

Income Tax Expense	43.0%	39.4%	41.3%	40.9%

Net Income	5.2%	8.1%	5.7%	3.6%

ICF International, Inc., and Subsidiaries

Consolidated Balance Sheets

December 31,	2007	2006
(in thousands of dollars)	(Unaudited)
Assets

Current Assets
Cash	$2,733	$2,997
Contract receivables, net	190,159	110,548
Prepaid expenses	3,955	2,659
Income tax receivable	1,933	—
Deferred income tax	3,902	2,494

Total Current Assets	202,682	118,698
Property and Equipment, net	7,541	5,388
Goodwill	159,491	83,833
Other Intangible Assets	17,710	2,720
Restricted Cash	3,668	3,703
Other Assets	1,933	1,485

Total Assets	$393,025	$215,827

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$74,260	$19,455
Accrued salaries and benefits	27,801	17,727
Accrued expenses	47,084	37,202
Deferred revenue	16,067	18,281
Income tax payable	—	3,682

Total Current Liabilities	165,212	96,347
Long-term Debt, net of current portion	47,079	—
Deferred Rent	1,773	1,599
Deferred Income Tax	9,109	1,324
Other Liabilities	5,061	2,610

Total Liabilities	228,234	101,880
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized, 14,593,723 and 13,933,074 shares issued; and 14,531,521 and 13,874,696 shares outstanding	15	14
Additional paid-in capital	109,795	98,995
Retained earnings	55,387	15,701
Treasury stock	(746)	(428)
Stockholder notes receivable	(21)	(562)
Accumulated other comprehensive income	361	227

Total Stockholders’ Equity	164,791	113,947
Total Liabilities and Stockholders’ Equity	$393,025	$215,827

ICF International, Inc., and Subsidiaries

Consolidated Statements of Cash Flows

Year ended December 31,	2007	2006
(in thousands of dollars)	(Unaudited)
Cash Flows from Operating Activities
Net income	$40,556	$11,867
Adjustments to reconcile net income to net cash provided by operating activities:
Accrued interest on stockholder notes	(21)	(59)
Deferred income tax benefit	(1,815)	(1,558)
Loss on disposal of fixed assets	64	21
Abandonment of leased space	—	4,064
Non-cash equity compensation	3,680	1,069
Depreciation and amortization	6,316	3,536
Deferred rent	(7)	(40)
Changes in operating assets and liabilities:
Contract receivables, net	(60,319)	(57,907)
Prepaid expenses and other assets	(860)	(1,336)
Accounts payable	53,709	12,024
Accrued salaries and benefits	2,771	7,526
Accrued expenses	9,400	23,761
Deferred revenue	(2,512)	11,885
Income tax payable	(4,348)	3,259
Other liabilities	(1,151)	(583)

Net Cash Provided by Operating Activities	45,463	17,529

Cash Flows from Investing Activities
Purchase of property and equipment	(3,662)	(1,681)
Payments for SH&E, Inc., net of cash received	(49,792)	—
Payments for business acquisitions, net of cash received	(45,427)	—
Payments received on notes receivable	—	—
Payments for trademark applications	(14)	(75)
Payments for Synergy, Inc., net of cash received	—	—
Payments for Caliber Associates, Inc., net of cash received	(1,173)	102
Capitalized software development costs	(130)	(119)

Net Cash Used in Investing Activities	(100,198)	(1,773)

Cash Flows from Financing Activities
Payments on notes payable	—	(29,634)
Proceeds from notes payable	—	—
Borrowings from working capital facilities	334,608	82,178
Payments on working capital facilities	(287,529)	(113,516)
Restricted cash related to Caliber acquisition	2,147	(203)
Restricted cash	(2,112)	—
Debt issue costs	(142)	(262)
Proceeds from initial public offering	12	46,378
Exercise of options/warrants	3,925	481
Tax benefits of stock option exercises	3,034	214
Net payments for stockholder issuances and buybacks	(168)	256
Payments received on stockholder notes	562	831

Net Cash Provided (Used In) by Financing Activities	54,337	(13,277)
Effect of Exchange Rate on Cash	134	19
Increase (Decrease) in Cash	(264)	2,498
Cash, beginning of year	2,997	499
Cash, end of year	$2,733	$2,997

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$1,476	$3,862

Income taxes	$31,839	$6,418